Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-201798) pertaining to the 2015 Incentive Award Plan and the Unit Appreciation Rights Plan of Shake Shack Inc. of our report dated February 26, 2018, with respect to the consolidated financial statements and schedules of Shake Shack Inc. and the effectiveness of internal control over financial reporting of Shake Shack Inc. included in this Annual Report (Form 10-K) of Shake Shack Inc. for the year ended December 27, 2017.

/s/ Ernst & Young LLP
New York, New York
February 26, 2018